EXHIBIT 99.2

OLD SECOND BANCORP, INC.

FIRST FISCAL YEAR CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER

PURSUANT TO SECTION 111(B) OF EESA

FISCAL YEAR ENDED DECEMBER 31, 2009

I, J. Douglas Cheatham, the Executive Vice President and Chief Financial Officer of Old Second Bancorp, Inc. (“Old Second”), certify, based on my knowledge, that Old Second’s TARP period began on January 16, 2009, the closing date of the agreement between Old Second and the U.S. Treasury, and further certify, based on my knowledge that:

(i)            The compensation committee of Old Second has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on September 14, 2009, and ending with the last day of Old Second’s fiscal year ended December 31, 2009 (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Old Second;

(ii)           The compensation committee of Old Second has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Old Second, and during that same applicable period has identified any features of the employee compensation plans that pose risks to Old Second and has limited those features to ensure that Old Second is not unnecessarily exposed to risks;

(iii)          The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Old Second to enhance the compensation of an employee, and has limited any such features;

(iv)          The compensation committee of Old Second will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)           The compensation committee of Old Second will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

(A)                              SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Old Second;

(B)                                Employee compensation plans that unnecessarily expose Old Second to risks; and

(C)                                Employee compensation plans that could encourage the manipulation of reported earnings of Old Second to enhance the compensation of an employee;

(vi)          Old Second has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)         Old Second has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009, and ending with the last day of Old Second’s fiscal year ended December 31, 2009;

(viii)        Old Second has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009, and ending with the last day of Old Second’s fiscal year ended December 31, 2009;

(ix)           The board of directors of Old Second has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to the U.S. Treasury and its primary regulatory agency; Old Second and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)            Old Second will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009, and ending with the last day of Old Second’s fiscal year ended December 31, 2009;

(xi)           Old Second will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009, and ending with the last day of Old Second’s fiscal year ended December 31, 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)          Old Second will disclose whether Old Second, the board of directors of Old Second or the compensation committee of Old Second has engaged during the period beginning on June 15, 2009, and ending with the last day of Old Second’s fiscal year ended December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)         Old Second has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009, and ending with the last day of Old Second’s fiscal year ended December 31, 2009;

(xiv)        Old Second has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Old Second and the U.S. Treasury, including any amendments;

(xv)         Old Second has submitted to the U.S. Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)        I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

By:	/s/ J. Douglas Cheatham
J. Douglas Cheatham
Executive Vice President & Chief Financial Officer
Old Second Bancorp, Inc.

Dated:	March 16, 2010